12401 South 450 East	Avenida 16 de Julio No. 1525
Building D-1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 2330033 Oficina
(801) 619-1747 Fax	(591-2) 2332552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

      Golden Eagle Announces Record Gold Grades While Producing at Capacity in Bolivian Gold Mine

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — August 19, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that for the first ten days of August, the Cangalli gold mine recovered a record grade of 1.204 grams of gold per cubic meter, or .607 grams per ton. This is the highest average gold grade since the Company initiated operations at its Cangalli mine on September 30, 2002.

        Golden Eagle also announced that its Cangalli mine continued to operate at its capacity of 3,500 tpd for the first ten days of August, processing 35,000 tons of ore from both its block caving and open pit operations, and recovering 21,245 grams, or 683 troy ounces, of gold.

        “We are very pleased to see a record gold grade for these first ten days of August,” stated Terry C. Turner, Golden Eagle’s CEO. “While we have seen our grades vary in the past, we believe that our higher production volume will contribute to maintaining good grades and decreasing our cost per ounce.”

        The Company has also been gathering data from its 10-month production history with its conglomerate ore to study maximizing its gold grades recovered and avoiding dilution by less-well mineralized material.

        Eagle E-mail Alerts: Over 2,100 investors have signed up to receive Eagle E-mail Alerts recently. If you are interested in receiving these alerts, please e-mail the Company at: eaglealert@earthlink.net.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration on 127,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past six years, as well as having provided for the educational needs of the students in the area during its exploration stage. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” and other terms denoting future possibilities, are forward-looking statements in accordance with the Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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